Exhibit E-5

                       KeySpan's Non-Utility Subsidiaries

     KeySpan is a diversified energy holding company which, through its direct and indirect subsidiaries, engages in energy related businesses. KeySpan engages in its non-utility activities through seventeen (17) direct non-utility subsidiaries which are as follows: KeySpan Energy Corporation; KeySpan Operating Services, LLC; KeySpan Exploration and Production, LLC; KeySpan Corporate Services LLC; KeySpan Utility Services LLC; KeySpan Electric Services LLC; KeySpan Energy Trading Services LLC; Marquez Development Corporation; Island Energy Services Company, Inc.; LILCO Energy Systems Inc.; KeySpan-Ravenswood, Inc.; KeySpan-Ravenswood Services Corp.; KeySpan Energy Supply, LLC; KeySpan Services, Inc.; Honeoye Storage Corporation;, KeySpan Technologies Inc. and KeySpan MHK, Inc. In addition, KeySpan's gas utility subsidiary, The Brooklyn Union Gas Company d/b/a KeySpan Energy Delivery New York, ("KeySpan New York"), owns all or part interests in three (3) subsidiaries that are engaged in non-utility businesses.1

     The following is a description of the activities of KeySpan's direct and indirect non-utility subsidiaries.

1.    KeySpan Energy Corporation ("KEC")
      ----------------------------------


     KEC, a New York corporation and wholly owned subsidiary of KeySpan, is a holding company for a variety of energy related businesses which are conducted through its five (5) direct, non-utility subsidiaries (KeySpan North East Ventures, Inc., KeySpan Energy Development Corporation, THEC Holdings Corp., KeySpan Natural Fuels, LLC and GEI Development Corp. and indirectly through KeySpan New York's non-utility subsidiaries.2 Their non-utility businesses are described below.

___________________________
1 KeySpan New York was formerly known as The Brooklyn Union Gas Company. A certificate of assumed name was filed with the New York Department of State in May 2000.

2 Brooklyn Union is a utility subsidiary of KEC.

     KeySpan North East Ventures, Inc. ("KNEV"). KNEV, a Delaware corporation and wholly-owned subsidiary of KEC, holds a 90% ownership interest in Northeast Gas Markets, LLC. Northeast Gas Markets, LLC, a Delaware limited liability company, provides natural gas procurement, contract management and marketing services to clients located in the northeastern part of the United States.

     KeySpan Energy Development Corporation ("KEDC"). KEDC, a Delaware corporation and wholly-owned subsidiary of KEC, is a development company, and a holding company for companies engaged in international and domestic non-utility activities. KEDC's primary activities, both directly and through its eight (8) direct subsidiaries, are the development, ownership and operation of market area natural gas pipelines and storage facilities located in the United States, and investments in companies which develop, own and/or operate non-utility generation plants, gas processing plants and gathering systems, liquid natural gas processing facilities, foreign utility companies ("FUCOs") under Section 33 of the Public Utility Holding Company Act of 1935 (the "Act"), natural gas pipelines, and oil fields located in certain areas of Europe, Canada, or Latin America. As further described below, KEDC's direct subsidiaries are GTM Energy, LLC ("GTM"); Honeoye Storage Corporation ("Honeoye"), KeySpan International Corporation ("KeySpan International"), GEI Timna, Inc. ("GEI Timna"), KeySpan Cross Bay, LLC ("KeySpan Cross Bay"), KeySpan Midstream, LLC ("KeySpan Midstream"), Solex Production Limited ("Solex") and Adrian Associates L.P. ("Adrian").

     o KEDC owns a 50% ownership interest in GTM, a Delaware limited liability company. GTM is a joint venture engaged in the development of an electric generation project in the City of New York, which may obtain exempt wholesale generator status under Section 32 of the Act ("EWGs"). The project is still in the development stage, therefore, GTM does not yet own electric facilities that are operational.

     o KEDC owns 28.8% of the outstanding common stock of Honeoye.3 Honeoye, a New York corporation, owns an underground gas storage facility in Ontario County, New York consisting of 28 injection/withdrawal wells, 12 observation wells, 19 miles of field gathering lines, compressor units totaling 2700 hp and 10.5 miles of transmission pipeline connecting the facilities to the Tennessee Gas Pipeline gas transmission system. Honeoye provides up to 4.8 billion cubic feet ("BCF") of storage service to New York and New England area gas distribution companies. Honeye is regulated by the Federal Energy Regulatory Commission ("FERC") with respect to its natural gas activities. In the first quarter of this year, Honeoye

__________________
3 KeySpan also directly holds a 23.33% interest in Honeoye.

          filed an application with the FERC seeking authority to expand field capacity to 6.57 BCF.

     o KeySpan International, a Delaware corporation, is a wholly subsidiary of KEDC which serves as a non-utility holding company for KEDC's investments in gas distribution, transportation and electric projects in selected developing markets in Europe and Latin America. As described below, KeySpan International has two (2) direct, wholly-owned subsidiaries, KeySpan CI Limited and KeySpan CI II Limited, which directly or indirectly hold KeySpan's interests in the foreign operations.

          o KeySpan CI Limited. ("KeySpan CI"), a Cayman Island corporation, was formed to directly hold a 24.5% ownership interest in Phoenix Natural Gas Limited ("Phoenix"), a natural gas distribution system located in Northern Ireland. Phoenix is a FUCO. KeySpan CI also holds a 50% interest in Premier Transco Limited ("Premier"), which is a natural gas transportation pipeline company owning and operating pipeline facilities spanning the Irish Sea between southwest Scotland and Northern Ireland.4

          o KeySpan CI II, Limited., a Cayman Island corporation, was formed to hold through its wholly owned subsidiary, Grupo KeySpan S. de R.L. de C.V., a 50% interest in FINSA Energeticos, S. de R.L. de C.V. ("FINSA"). FINSA is a Mexican company and a FUCO which owns a small gas distribution company in Mexico. It is also involved in the development of generation and gas pipeline projects in Mexico.

     o GEI Timna, a Delaware corporation and wholly-owned subsidiary of KEDC, was formed to develop an Israeli power project. GEI Timna is inactive and owns no assets. It is currently in the process of winding up its business and it will be dissolved as soon as practicable.

     o    KeySpan  Cross  Bay,  a  Delaware   limited   liability   company  and
          wholly-owned subsidiary of KEDC, was formed to own KeySpan's 25% interest in the Cross Bay Pipeline Company, LLC ("Cross Bay"). Cross Bay is involved in the development of the Cross Bay pipeline, a proposed interstate pipeline that would be subject to FERC jurisdiction and which will transport gas

__________________
4 KeySpan CI, Ltd. directly holds a 24.5% interest in Premier and a 25.5% indirect interest through its wholly-owned subsidiary named KeySpan (UK) Limited, a corporation organized under the laws of the United Kingdom.

          from two existing interstate pipelines located in New Jersey to customers located in New York City and Long Island.

     o KeySpan Midstream, a Delaware limited liability company and wholly-owned subsidiary of KEDC, indirectly holds, through several wholly-owned subsidiaries, (i) an approximate 50% interest in each of GMS Facilities Limited ("GMF") and Gulf Midstream Services Limited ("GMSL"), (ii) a 54% interest in Gulf Midstream Services Partnership ("GMSP") (collectively, the "Canadian Companies"), and (iii) a 100% interest in KeySpan Energy Canada, Ltd. ("KeySpan Canada").5

          o GMSP, a Canadian general partnership, owns interests in 11 natural gas processing plants, along with the associated raw gas gathering facilities, located in Alberta and Saskatchewan, Canada. It is the operator of nine of those facilities. GMSP also markets natural gas, on behalf of approximately 40 producers, to about 50 customers in the United States and Canada, and markets natural gas products (including propane, butane and sulphur), on behalf of approximately 130 producers to about 50 customers in the United States and Canada.

          o GMF, a Canadian corporation, owns an interest in one natural gas processing plant in Alberta, which it operates. It also owns interests in crude oil and natural gas liquids transportation facilities, which it operates, and interests in natural gas liquids fractionation and storage facilities at Edmonton, Alberta. Together, GMSP and GMF provide gas gathering and processing services to approximately 215 producers.

          o GMSL, a Canadian corporation, is the managing partner for GMSP and is the agent for GMF and GMSP. GMSL is the managing partner for GMSP and is the agent for GMF and GMSP. Because neither GMSP nor GMF have employees or

_______________________
5 A chain of intermediary companies has been established for the purpose of holding interests in the Canadian Companies and KeySpan Canada. KeySpan Midstream and KEDC together own 100% of KeySpan CI Midstream Ltd., a Cayman Island corporation, which in turn is the sole shareholder of KeySpan Luxembourg S.A.R.L. ("KS Luxembourg"). KS Luxembourg, a Luxembourg limited liability company, and its wholly-owned subsidiary, Nicodama Beheer V.B.V. (a Netherlands company), hold all of the issued and outstanding shares of KeySpan Energy Development Co. (Nova Scotia) ("KeySpan Nova Scotia"). KS Luxembourg also owns 100% of KS Midstream Finance Co. (Nova Scotia) which has extended credit to KeySpan Nova Scotia. KeySpan Nova Scotia directly owns an approximate 50% interest in each of the Canadian Companies, 100% of KeySpan Canada, and a 76% interest in the Paddle River gas processing plant located in western Canada.

               office facilities, GMSP and GMF act through GMSL, which conducts all GMSP and GMF business, including operating the assets for which those entities have operating responsibility, and executing and performing all GMSP and GMF contracts.

          o KeySpan Canada, a Canadian corporation and wholly-owned subsidiary of KEDC, owns a 19% interest in the Taylor Gas Liquids Partnership ("Taylor"). Taylor owns a 57% interest in the Younger NGL Extraction Plant (the "Younger Plant") in western Canada which is a natural gas liquids and extraction facility. The Younger Plant currently has a production capacity of 38,500 bpd. The Younger Plant obtains the gas it processes from the West Coast Energy and TCM natural gas pipelines and ships the natural gas liquids it produces through the Federated and TCM natural gas liquids systems. The majority of Taylor's customers are gas producers and gas marketers located in Canada.6

     o Solex, a Canadian corporation and wholly owned subsidiary of KEDC, owns the Nipisi oil field located in western Canada. Solex acquired the oil field in December 1999 from Gulf Canada Resources Limited ("GCRL"). Solex is operating the field which consists of approximately 20 wells and produces approximately 1400 bpd which is sold to Tidal Resources, a subsidiary of GCRL. .

     o KEDC holds a 33.7% interest in Adrian, a New York limited partnership, which owns a 50% interest in the Adrian gas storage facility in Steuben, New York. The facility consists of 9 injection/withdrawal wells, an observation well, 2 miles of field gathering lines, compressor units totaling 2700 hp and 13.5 miles of transmission pipeline connecting the facilities to the gas transportation pipeline owned by Tennessee Gas Pipeline. Adrian provides up to 6.2 BCF of storage service to Public Service Gas and Electric Company, Elizabeth Gas Company and Commonwealth Gas Company, which are gas distribution companies located in New Jersey and Massachusetts.

     THEC Holdings Corp. ("THEC"). THEC Holdings Corp., a Delaware corporation and wholly owned subsidiary of KEC, is the company which holds KeySpan's

___________________
6 In February 2000, KeySpan Canada exercised its option to participate in the expansion of the Younger plant, therefore, converting its fluctuating percentage interest in cash distributions into a fixed percentage of ownership.

interest in The Houston Exploration Company ("Houston Exploration"); KEC currently holds a 70% interest.7 Houston Exploration, is a publicly held Delaware corporation with its principle executive offices located in Houston, Texas. It is engaged in the exploration, development and acquisition of domestic natural gas and oil properties. Houston Exploration also owns associated gathering systems and exploration and drilling equipment and is engaged in small scale marketing, supplying, transportation and storage. The company has offshore properties in the Gulf of Mexico and onshore properties in Texas, Louisiana, Arkansas and West Virginia. At December 31, 1999, the company had net proved reserves of 541 BCF, approximately 97% of which are natural gas. It sells gas and oil to a relatively small number of customers (none of which are affiliates) and its major customer for the year ended December 31, 1999, was Adams Resources and Energy, Inc. A more detailed description of Houston Exploration is contained in its Annual Report on Form 10-K for the year ended December 31, 1999, a copy of which is incorporated by reference as Exhibit H-11 hereto. Houston
Exploration also owns 100% of Seneca-Upshur Petroleum, Inc. ("Seneca"), a Delaware corporation, which is a general partner in a group of limited partnerships which own oil and gas properties in West Virginia. Houston Exploration manages, operates and drills the wells for Seneca.

     KeySpan Natural Fuels, LLC ("KNF"). KNF, a Delaware limited liability company and wholly-owned subsidiary of KEC, owns certain interests in onshore producing wells of Houston Exploration that produce oil and gas from non-conventional fuel sources, such as oil being produced from shale and tar sands and natural gas being produced from geopressured brine, Dluonion shale, coal seams and tight sand formations. Houston Exploration manages and administers the daily operation of these properties.

     GEI Development Corp. ("GEI"). GEI, a Delaware corporation and wholly-owned subsidiary of KEC, is the successor company to, and holds the outstanding obligations of, Gas Energy Inc. and Gas Energy Cogeneration Inc., which owned interests in several QFs. The QF interests were sold to Calpine Corporation in December 1997. GEI is currently in the process of winding down its business affairs and will be dissolved as soon as practicable.

     KeySpan New York Subsidiaries. KeySpan New York has three (3) direct, wholly-owned subsidiaries which are engaged either directly or through subsidiaries in the following non-utility businesses: partial ownership interests in a gas transportation pipeline regulated by the FERC; and partial ownership interests in companies which market Canadian natural gas. The KeySpan New York's subsidiaries are as follows.

___________________
7 On March 31, 2000, KEC's ownership interest in Houston Exploration was increased from 64% to 70%.

     o North East Transmission Co., Inc. ("NET"), (a Delaware corporation and a wholly-owned KeySpan New York subsidiary) was created to hold a general partner interest in the Iroquois Gas Transmission System, L.P. ("Iroquois"). Its general partner interest is currently 18.49%. Iroquois is a FERC regulated natural gas pipeline which transports natural gas from Canada to the Northeast United States. Iroquois has a wholly owned subsidiary, Iroquois Pipeline Operating Company, which operates the Iroquois' pipeline.

     o KeySpan New York holds a 36.09% interest in Boundary Gas Inc. ("BGI") and KeySpan Long Island holds a 3.019% interest. BGI, a Delaware corporation, is a gas marketer. 8 BGI purchases Canadian natural gas on the U.S. side of the U.S./Canadian border and immediately resells it to 14 customers which are local gas distribution companies. The BGI utility customers include KeySpan New York and KeySpan Long Island as well as two of Eastern Enterprises' gas utilities and ENGI. The buyers ship the gas they purchase from BGI to their operations located in the northeastern part of the United States through the facilities of U.S. pipeline companies.

     o KeySpan New York holds a 24.3% interest in Alberta Northeast Gas, Ltd. ("Alberta"), a Canadian corporation which is a gas marketer.9 ANE purchases Canadian natural gas in Canada and resells it at the U.S./Canadian border to 17 local distribution gas companies which include KeySpan New York and KeySpan Long Island as well as three of Eastern Enterprises' gas utilities and ENGI. The buyers ship the gas they purchase from Alberta to their operations located in the northeastern part of the United States through, inter alia, the Iroquois pipeline.

        2.    KeySpan Electric Services LLC ("KES")
              -------------------------------------

     KES is a New York limited liability company and wholly-owned subsidiary of KeySpan which, pursuant to a contract, provides day-to-day operation and maintenance services and construction management services to the Long Island Power Authority ("LIPA") for LIPA's transmission and distribution facilities located on Long Island, New York ("T&D Facilities"). In addition, KES provides management and administration services to LIPA for its interests in the Nine Mile Point Unit 2 nuclear facility ("NMP2").

_________________
8 Eastern Enterprises' two gas utilities, Boston Gas Company and Essex Gas Company ("Essex"), also own, collectively, a 14.54% interest in BGI. EnergyNorth's gas utility subsidiary, EnergyNorth Natural Gas, Inc. ("ENGI"), owns a 3.74% interest in BGI.

9 Essex also owns a .7%% interest in Alberta and ENGI owns a 1.3% interest.

KES's services are subject to the overall direction of LIPA and LIPA maintains control over major decisions.10 In 1998, LIPA acquired the T&D Facilities and NMP2 interests from the Long Island Lighting Company ("LILCO") in a contemporaneous transaction related to the combination of LILCO and KEC which resulted in KeySpan's indirect acquisition of LILCO's non-nuclear generation assets. LIPA entered into the services arrangement with KES since it was a beneficiary of the experience and expertise developed by LILCO in operating the T&D Facilities and NMP2. The services KES provides to LIPA include performance of routine and emergency facility additions and improvements, customer connections and disconnections, construction of new facilities, supervision of routine and major capital improvements, preparation of proposed budgets and monitoring LIPA approved capital and operating budgets, load and energy forecasts, long range and short range system and strategic plans, management and repair or modification activities associated with public works projects and emergency response activities for events affecting LIPA's facilities.

        3.    KeySpan Operating Services, LLC ("KOS")
              ---------------------------------------

     KOS, a New York limited liability company and wholly-owned subsidiary of KeySpan, holds a 51% interest in KeySpan Energy Construction, LLC. ("KeySpan Construction"). KeySpan Construction provides electric field services to affiliated and unaffiliated electric utilities and other energy related companies located in the New York metropolitan area. Such field services include the installation, maintenance and replacement of electric transmission and distribution equipment. KeySpan is in the process of selling its entire interests in KeySpan Construction which KeySpan expects to be completed in July of 2000. KOS will be dissolved as soon as practicable after its interests in KeySpan Construction are sold.

        4.    KeySpan Exploration and Production, LLC ("KEP")
              -----------------------------------------------

     KEP, a Delaware limited liability company and wholly-owned subsidiary of KeySpan, is part of a joint venture with Houston Exploration to conduct offshore gas and oil exploration and development in the Gulf of Mexico consisting of drilling undeveloped offshore leases. The offshore leases are owned 55% by Houston Exploration and 45% by KEP. Houston Exploration is the joint venture manager and operator.



________________

10 KES is not an electric utility company under PUHCA. See BL Holding Corp., Holding Co. Act Release No. 26875 at 5 fn. 8 (May 15, 1998).

        5.    KeySpan Corporate Services LLC ("KCS")
              --------------------------------------

     KCS, a New York limited liability company and wholly-owned subsidiary of KeySpan, provides a variety of traditional corporate administrative services to KeySpan and its subsidiaries. The services KCS provides include general supervision, corporate planning, and providing centralized services including the following activities: human resources planning and administration; accounting; financing and treasury services; insurance and risk management; regulatory and governmental relations; corporate communications and external relations; consumer outreach and education; information systems and technology; materials management and procurement; legal services; call center operations; corporate and strategic planning; internal auditing; billing and payment processing; budget administration; security services; fleet management and maintenance; and, building design, maintenance and management building owned or lease by affiliates. In a separate application, KeySpan will seek Rule 88 approval of KCS as a service company for the registered holding company system.

        6.    KeySpan Utility Services LLC ("KUS")
              ------------------------------------

     KUS, a New York limited liability company and wholly-owned subsidiary of KeySpan, provides the following services only to KeySpan New York, KeySpan Long Island, KeySpan Electric Services LLC, KeySpan Energy Trading Services LLC and KeySpan Generation LLC: gas and electric transmission and distribution system planning; gas supply planning and procurement; marketing services (i.e., planning, administration and support); research and development services; and meter repair operations. In a separate application, KeySpan will seek Rule 88 approval of KUS as a service company for the registered holding company system.

        7.    KeySpan Energy Trading Services LLC ("KETS")
             --------------------------------------------

     KETS, a New York limited liability company and wholly-owned subsidiary of Keyspan, is a broker of electricity and gas on behalf of LIPA. Specifically, the services provided by KETS include energy supply portfolio management, risk management and associated administration and billing, and, as agent for LIPA, KETS is responsible for (a) the purchase from third parties of additional capacity and energy that LIPA needs to serve its customers, (b) the off-system sale of LIPA's energy which it does not require to meet the needs of its system customers; and (c) fuel procurement, delivery, storage and management to meet LIPA' obligations to provide fuel to its electricity supplier to generate power to provide LIPA for its retail and wholesale customers.

        8.    Marquez Development Corporation ("MDC")
              ---------------------------------------

     KeySpan owns a 75% interest in Marquez Development Corp. ("Marquez"), a New York corporation, which owns an inactive uranium mill and mine in New Mexico, however, the uranium was never mined. Marquez's facilities are currently in the process of being dismantled.11

        9.    Island Energy Services Company, Inc. ("Island Energy")
              ------------------------------------------------------

     KeySpan owns a 70% interest in Island Energy, a New York corporation. Island Energy is an inactive company which owns no assets.

        10.   LILCO Energy Systems Inc. ("LES")
              ---------------------------------

     LILCO Energy Systems, Inc., a New York corporation, holds a 1% general partner interest in Iroquois.12

        11.   KeySpan-Ravenswood, Inc. ("KeySpan-Ravenswood")
              -----------------------------------------------

     KeySpan - Ravenswood, Inc. ("KeySpan-Ravenswood"), a New York corporation and wholly-owned subsidiary of KeySpan, is an exempt wholesale generator ("EWG") pursuant to Section 32 of the Act. Keyspan-Ravenswood owns and/or leases and operates an approximately 2,168 megawatt electric generating facility located in Queens, New York ("Ravenswood Facility"). KeySpan-Ravenswood acquired the Ravenswood Facility from The Consolidated Edison Company of New York, Inc. ("Con Edison") in June of 1999 as part of Con Edison's divestiture of its generation assets. KeySpan-Ravenswood sells energy, capacity and ancillary services at wholesale.

___________________
11 The interest in Marquez was originally purchased by LILCO in the 1970's as a potential fuel supply source for its nuclear generation facilities. KeySpan acquired the Marquez interest as part of its acquisition in 1998 of certain of LILCO's generation and gas assets.

12  Collectively,   KeySpan  indirectly  holds  a  19.4%  interest  in  Iroquois
throughLES's  1%  interest  and,  as  described   above,   NET's  18.4%  general
partnership interest.

        12.   KeySpan-Ravenwood Services Corp. ("KRS")
              ----------------------------------------

     KRS, a New York corporation and wholly-owned subsidiary of KeySpan, was created in June of 1999 in connection with KeySpan-Ravenswood's acquisition of the Ravenswood Facility. KRS is primarily engaged in providing day-to-day operation and maintenance services to KeySpan-Ravenswood for the Ravenswood Facility, subject to KeySpan-Ravenswood's overall direction and control. KRS also provides, at no charge, small amounts of electricity to Con Edison and provides day to day operation and maintenance services to Con Edison for its steam plant located at the site of the Ravenswood Facility; the provision of these services was a condition of Con Edison's sale of the Ravenswood Facility to KeySpan-Ravenswood. Con Edison sells the steam produced at the plant to its steam distribution customers located in New York. KRS employees include Con Edison employees which were transferred to KRS at the time KeySpan-Ravenswood acquired the Ravenswood Facilities. KRS does not own any electric or steam facilities.

        13.   KeySpan Energy Supply, LLC ("KE")
              ---------------------------------

     KE, a Delaware limited liability company and wholly-owned subsidiary of KeySpan, is engaged in energy brokering activities (i.e., it acts as an intermediary and does not take title to energy). Specifically, it manages the purchases of gas and electricity as agent for customers of KeySpan Energy
Services, Inc. and KeySpan Energy Management, Inc. KE, as KRS' agent, also manages KRS' purchases of its fuel supply for the Ravenswood Facility and manages the bidding of KeySpan-Ravenswood's power sales into wholesale electricity markets.

        14.   KeySpan Services Inc. ("KSI")
              -----------------------------

              KSI, a Delaware corporation and wholly-owned subsidiary of KeySpan, is a holding company of thirteen(13) wholly-owned, direct non-utility subsidiaries which are engaged in: the ownership of telecommunication equipment; the design and development of energy plants for large industrial and institutional customers; the installation and maintenance of heating and central air-conditioning systems; providing a wide range of appliances services for residential customers and small business customers; providing plumbing and engineering services; and marketing gas and retail electricity.

     o KeySpan Communications Corp. ("KCC"), a New York corporation and wholly-owned subsidiary of KSI, owns an approximately 400-mile fiber optic network on Long Island and in New York City. KCC constructs and operates fiber optic networks and transportation facilities. Currently, KCC's fiber optic network serves several unaffiliated local, long distance and transatlantic telephone carriers (such as AT&T and MCI) under long and short term leases. KCC also has a contract with its affiliate, KCS, pursuant to which portions of the fiber optic network is used by KCS to serve the telecommunications needs (e.g., internal voice and date transmission requirements) of KeySpan and certain of its utility and non-utility subsidiaries.

     o KeySpan Energy Management, Inc. ("KEMI"), a New York corporation and wholly-owned subsidiary of KSI, is the holding company of two wholly-owned non-utility subsidiaries which are engaged in the design and operation of energy systems for large-scale residential and commercial facilities, and providing energy-related services to clients in the New York metropolitan area. The customers consist of industrial or large commercial and institutional entities, including hospitals, universities, hotels and municipal authorities, such as the New York City Housing Authority. Energy related services include: the review of existing utility needs (i.e., electric, power supply and heating, ventilation, and air conditioning ("HVAC") systems); the design and recommendation of new efficient systems; and the installation and construction of power supply and HVAC systems, boilers and burners. KEMI's subsidiaries are (i) KeySpan Engineering Associates, Inc., a New York professional engineering corporation, which reviews, and provides recommendations with respect to, the power supply needs of its large commercial, industrial and institutional customers and designs efficient, new power supply systems, such as cogeneration facilities; and (ii) R.D. Mortman, LLC which installs and services burners and boilers and designs, builds, installs and services HVAC systems. None of these companies provide services or goods to their affiliates.

     o KeySpan Energy Services, Inc., a Delaware corporation and wholly-owned subsidiary of KSI, is a gas and retail electricity marketer.13 It buys and sells gas to residential, commercial and industrial customers located in the Northeastern United States. It does not provide any services or goods to its affiliates.

__________________
13 It sells electricity to a limited number of retail customers.

     o KeySpan Energy Solutions, LLC ("KeySpan Solutions"), a New York limited liability company and wholly-owned subsidiary of KSI, provides service and maintenance for heating equipment, water heaters, central air conditioners and gas appliances and offers safety products and services to residential and small commercial gas customers. The safety products and services include: safety inspections and repair services; energy assessment and energy related safety checks, such as carbon monoxide and faulty equipment wiring; products to promote safe energy use, increase energy efficiency or provide energy related information, such as carbon monoxide, smoke and fire detectors and fire extinguishers. KeySpan Solutions also wholly owns the following subsidiaries:

          o KeySpan Plumbing Solutions, Inc., a New York corporation, provides plumbing maintenance and services to residential and small commercial customers located in the New York Metropolitan area. It does not provide any services or goods to its affiliates.

          o Fritze KeySpan, LLC, a Delaware limited liability company, designs, builds, installs and services HVAC systems for small commercial and residential customers in North and Central New Jersey. It does not provide any services or goods to its affiliates.

     o Delta KeySpan, Inc., a Delaware corporation, designs, builds and installs HVAC systems primarily for commercial customers in Rhode Island and the New England region. It does not provide any services or goods to its affiliates.

     o Active Conditioning Corp., a New Jersey corporation, is engaged in installing and maintaining boilers and HVAC systems for residential and commercial customers located in_New Jersey. It does not provide any services or goods to its affiliates.

     o Fourth Avenue Enterprise Piping Corp., a New York corporation is engaged in installing and maintaining boilers and HVAC systems for commercial and institutional customers located in New York. It does not provide any services or goods to its affiliates.

     o Paulus, Sokolowski & Sartor, Inc. ("PSS"), a New Jersey corporation, is engaged in engineering and consulting services to companies located primarily in New York, New Jersey and Florida. PSS's design services include mechanical, electrical, civil, structural, sanitary, geotechnical and architectural. It also engages in permitting, licensing and environmental compliance. PSS's clients consist of large and industrial customers, such as utilities, corporate offices, hotels, laboratories, warehouses, pharmaceutical companies, hospitals, universities and power plants. It does not provide any services or goods to its affiliates.

     o WDF, Inc., a New York corporation, provides mechanical contracting services to large scale commercial, institutional and industrial customers in the New York area. Its services are primarily the design, construction, alteration, maintenance and repair of plumbing and HVAC systems including related piping installation and welding. It does not provide any services or goods to its affiliates.

     o Roy Kay, Inc. ("RKI"), a New Jersey corporation, is engaged in mechanical and general contracting services to commercial, industrial and institutional customers such as the New York City Housing Authority and New York State Dormitory Authority. RKI installs and renovates HVAC systems, as well as oil and gas burners. Its services include the installation of all piping equipment, as well as the design and fabrication of piping and sheet metal for its mechanical contracting services. It does not provide any services or goods to its affiliates.

     o Roy Kay Electrical Company ("RK Electrical") is a New Jersey corporation that is licensed to perform electrical contracting work both in New York and New Jersey. RK Electrical's services include installing and upgrading the wiring and power supply of buildings for commercial, institutional and industrial customers such as the New York City Housing Authority and New York State Dormitory Authority. It does not provide any services or goods to its affiliates.

     o Roy Kay Mechanical, Inc. ("RK Mechanical") is engaged in the installation and renovation of sprinkler systems and fire suppression systems in New York and New Jersey. Its services include piping fabrication for its systems for commercial, institutional and industrial customers such as the New York City Housing Authority and New York State Dormitory Authority. It does not provide any services or goods to its affiliates.


        15.   KeySpan Technologies Inc. ("KT")
              --------------------------------

     KT is a New York corporation, and wholly-owned subsidiary of KeySpan, involved in developing, demonstrating, marketing, operating and maintaining, for residential and institutional customers, fuel cells that utilize natural gas. Its industrial customers include hospitals and chemical companies located in New York.

        16.   KeySpan MHK, Inc. ("KMHK")
              --------------------------

     KMHK, a Delaware corporation, currently owns an approximately 18.2% equity interest in MyHomeKey.com, Inc. ("MHK").14 MHK, a Delaware corporation, has been created to establish and maintain an Internet-based website which will serve as
(1) a national platform for local websites offering energy and home-related goods and services and (2) a contractor for energy and home-related services from goods and services providers of national scope. Specifically, MHK will act as a national website which incorporates software and software integration systems which can be accessed by local websites operated by MHK licensees. It is intended that MHK licensees will be energy companies throughout the United States, each of which will be allocated an exclusive geographic territory. Each licensee will establish and maintain its own website which will be accessed through the MHK master site. With the combined functionality of the national and local websites, the users of the MHK licensees' websites will be able to access a wide variety of services, including (i) identifying and scheduling local and national providers of routine and emergency energy and home-related services (plumbing; HVAC installation, maintenance and repair; roofing; carpet cleaning; security system installation and monitoring; etc.); (ii) purchasing and scheduling installation of home appliances; (iii) monitoring and remotely controlling energy usage and the home environment; (iv) purchasing energy through links with other websites; (v) paying utility and other bills; (vi) monitoring community calendars (e.g., civic events, governmental meetings, Little League games); (vii) making reservations and purchasing tickets for local activities (e.g., restaurants, movies, sporting events); and (viii) managing residential relocations. MHK will operate and maintain the national website, and will have responsibility for making arrangements with national service providers. The MHK licensees will operate and manage their local websites, and will have responsibility for making arrangements with local services providers and local communities. Responsibility for promoting the website nationally will rest with

______________
14 KMHK acquired its interest in MHK in late March of 2000. KMHK's approximate 18.2% equity interest is calculated as oof April 18, 2000, on a fully diluted basis, assuming the conversion of all issued and outstanding convertible preferred stock of MHK and the exercise of all outstanding stock options.

MHK. Responsibility for promoting the co-branded website within a licensee's geographic territory will be divided between MHK and the licensee.

     KMHK has entered into a license agreement with MHK pursuant to which KMHK will develop, operate and maintain a local website featuring KeySpan companies. The local websites will be co-branded" so that, in the case of KeySpan, the local website will be known as "KeySpan MyHomeKey." KMHK's license agreement with MHK designates six states as KMHK's geographic territory (i.e., New York, New Jersey, Connecticut, Massachusetts, New Hampshire and Rhode Island). Any person residing within those six states can become a registered user of the KeySpan MyHomeKey local website at no charge. The ability to become a registered user of the website will not require the user to be an energy or utility customer of KMHK's affiliates. However, KeySpan believes that the KeySpan MyHomeKey website will enable its registered holding company system to be more competitive in the energy industry as a provider of "before and after the meter services" by attracting new customers, and appealing to existing customers, through the convenience of Internet access to the myriad of services offered by the KeySpan family of utility and energy related companies.

              The MHK website and the KeySpan MyHomeKey website are not yet fully developed. It is anticipated that the "first release" of the national host and local websites will occur in late Summer or early Fall 2000, and that further development of the websites' capabilities will be ongoing.









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